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Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NUESTRA TARJETA DE SERVICIOS, INC.

ARTICLE ONE
NAME

        The name of the corporation is Nuestra Tarjeta de Servicios, Inc.

ARTICLE TWO
CAPITALIZATION

        The total number of shares of all classes which the corporation has authority to issue is 200,000,000, of which 100,000,000 shares shall be designated as "Common Stock" with a par value of $.01 per share, and 100,000,000 shares shall be designated as "Preferred Stock" with a par value of $.01 per share.

        The rights, voting powers, and terms and conditions of the shares of each class of stock are as follows:

Preferred Stock

        The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

        The Board of Directors is expressly authorized, at any time, by (i) adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, (ii) if and to the extent from time to time required by law, by filing articles of amendment that are effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the corporation to vote one vote per share on all matters submitted for shareholder action.

        The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall accumulate, if cumulative.

        350,000 shares of the corporation's Preferred Stock shall be designated "Series A Preferred Stock." The Series A Preferred Stock shall have the rights, preferences, privileges, restrictions, and other matters as follows:

        1.    Voting Rights.    Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock (the "Series A Holders") shall have no voting rights on account of the ownership of Series A Preferred Stock and shall not be entitled to notice of any shareholders meeting. In any case in which the Series A Holders are accorded a right to vote, each share of Series A Preferred Stock shall be entitled to one vote.

        2.    Conversion.    The Series A Holders shall have conversion rights as follows:

          (a)    Right to Convert.    Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into one fully paid and nonassessable shares of Common Stock (as appropriately adjusted to reflect any stock split, combination, reclassification or reorganization of the Common Stock).

          (b)    Automatic Conversion.    Each share of Series A Preferred Stock shall automatically be converted into one fully paid and nonassessable share of Common Stock (as appropriately adjusted to reflect any stock split, combination, reclassification or reorganization of the Common Stock) at the earlier of: (i) the closing of a Qualified Public Offering (as hereinafter defined); or (ii) the affirmative vote of the holders of at least one-half of the outstanding shares of Series A Preferred Stock. A "Qualified Public Offering" shall mean an offering of securities of the corporation that is registered under the Securities Act of 1933, as amended, and that yields gross proceeds of at least $15,000,000.

          (c)    Mechanics of Conversion.    Before any Series A Holder shall be entitled under Section 2(a) above to convert such Series A Holder's shares of Series A Preferred Stock into shares of Common Stock, and before any Series A Holder shall be entitled to receive a certificate or certificates for shares of Common Stock in the event of automatic conversion under Section 2(b) above, such Series A Holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and in the case of conversion under Section 2(a) shall give written notice to the corporation at such office that such Series A Holder elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Series A Holder, a certificate or certificates for the number of shares of Common Stock to which such Series A Holder shall be entitled as aforesaid. Such conversion in the case of Section 2(a) shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and in the case of automatic conversion shall be deemed to have occurred on the date determined in Section 2(b), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)    Fractional Shares.    No fractional share shall be issued upon the conversion of any shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a Series A Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share of Common Stock. In lieu of any fractional share of Common Stock to which a Series A Holder would otherwise be entitled, the corporation shall make a cash payment equal to the fair market value of such fractional share of Common Stock, as determined in good faith by the Board of Directors.

Common Stock

        Subject to all of the rights of the Preferred Stock as expressly provided herein, applicable law, and the restrictions and limitations set forth in this Article Two, the Common Stock of the corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:

  (a)
  dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

  (b)
  the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

  (c)
  upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the net assets of the corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

ARTICLE THREE
LIMITATION ON DIRECTOR LIABILITY

        No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

  (i)
  any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

  (ii)
  acts or omissions that involve intentional misconduct or a knowing violation of law;

  (iii)
  liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code; and

  (iv)
  any transaction from which the director received an improper personal benefit.

        If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

        Any repeal or modification of the foregoing provisions of this Article Three shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

        These Amended and Restated Articles of Incorporation were duly approved by the Board of Directors on July 29th, 2003 and by the shareholders in accordance with Sections 14-2-1003 and 14-2-1007 of the Georgia Business Corporation Code on August 14, 2003.

        IN WITNESS WHEREOF, the corporation has caused these Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on December 3, 2003.

/s/ DREW W. EDWARDS Name: Drew Edwards Title: Chief Executive Officer

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AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NUESTRA TARJETA DE SERVICIOS, INC.